UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

May 28, 2020
Date of Report (Date of earliest event reported)

NATURAL HEALTH TRENDS CORP.
(Exact name of registrant as specified in its charter)

Delaware	001-36849	59-2705336
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Units 1205-07, 12F, Mira Place Tower A, 132 Nathan Road, Tsimshatsui, Kowloon, Hong Kong
(Address of principal executive offices, including zip code)

+852-3107-0800
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	NHTC	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐    Emerging growth company

☐    If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 5.02.     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Kin Y. Chung notified Natural Health Trends Corp. (the “Company”) on May 28, 2020 that he is resigning from the Board of Directors (the “Board”), as well as from the standing committees thereof on which he serves, effective June 1, 2020. Mr. Chung indicated that his resignation is not the result of any disagreement with the Company on any matter relating to its operations, policies (including accounting or financial policies) or practices. The Company wishes to thank Mr. Chung for his many years of service to the Company.

On June 1, 2020, the Board, upon the recommendation of the Company's Nominating and Corporate Governance Committee, elected Dr. Ching C. (Nelson) Wong as a director of the Company to fill the vacancy created by Mr. Chung’s resignation. Dr. Wong served as a consultant to the Company from July 2016 until immediately prior to his election as a director, and was also an employee of the Company from 2004 to 2007 and 2009 to 2010.  Dr. Wong served as Corporate Controller from 2000 to 2004 for North Pole Limited, a Hong Kong-based manufacturing and trading company of outdoor consumer goods and also held several senior Asia regional positions for two U.S. publicly-held companies. The Board also appointed Dr. Wong to the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Dr. Wong was not selected as a director of the Company pursuant to any arrangement or understanding between him and any other person.

The Board determined that as of June 1, 2020, Dr. Wong satisfied the definition of “independent director” under the applicable standards of the NASDAQ Marketplace Rules, as well as under Rule 10A-3(b) promulgated under the Securities Exchange Act of 1934, as amended.

Upon his election to the Board and in his capacity as a non-employee director of the Company, Dr. Wong is entitled to a payment of $8,333 per month for his service during the remainder of 2020, plus the reimbursement of his out-of-pocket expenses incurred in connection with the performance of his duties as a director. Dr. Wong’s compensation for serving on the Board in 2021 will be determined in early 2021, along with that for the Company’s other non-employee directors.

Contemporaneous with his election to the Board, the Company and Dr. Wong entered into an Indemnification Agreement on terms consistent with those entered with the Company’s other directors. The Indemnification Agreement confirms the Company’s obligation to indemnify its directors and executive officers against liability arising out of the performance of their duties. The Indemnification Agreement provides mandatory indemnification, on the terms and conditions set forth in the agreement, for expenses and losses actually and reasonably incurred by directors and executive officers in defending legal proceedings in which they are parties by reason of their service to the Company or other entities to which they provide services at the Company’s request or on its behalf. Pursuant to the Indemnification Agreement, the Company will advance reasonable expenses incurred by directors and executive officers in defending these legal proceedings, on the terms and conditions set forth in the Indemnification Agreement, and subject to repayment in the event of a determination that a director or executive officer is not entitled to indemnification for those expenses. The foregoing description of the Indemnification Agreement is qualified in its entirety by reference to the form of Indemnification Agreement filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 12, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 1, 2020

NATURAL HEALTH TRENDS CORP.

By:	/s/ Timothy S. Davidson
Timothy S. Davidson
Senior Vice President and Chief Financial Officer